                                                Filed Pursuant to Rule 424(b)(3)
                                                Registration No. 333-26941-01

                   PRICING SUPPLEMENT, DATED JANUARY 15, 1999
                  TO PROSPECTUS SUPPLEMENT DATED MAY 23, 1997
                        TO PROSPECTUS DATED MAY 22, 1997



                          POPULAR NORTH AMERICA, INC.
                          MEDIUM-TERM NOTES, SERIES D
              DUE FROM NINE MONTHS TO 30 YEARS FROM DATE OF ISSUE
           UNCONDITIONALLY GUARANTEED AS TO PRINCIPAL AND INTEREST BY
                                 POPULAR, INC.




PRINCIPAL AMOUNT............................$200,000,000.00

ORIGINAL ISSUE DATE.........................January 21, 1999

MATURITY DATE...............................January 15, 2004

GLOBAL SECURITY.............................Yes

INTEREST RATE PER ANNUM.....................6.625%

INTEREST RATE BASIS.........................Fixed

INTEREST PAYMENT DATES......................July 15 and January 15 of each year and at
                                            Maturity, commencing on July 15, 1999.

CUSIP NUMBER................................73318EAB9


                                               Price to         Underwriting         Proceeds
                                               Public(1)         Discount(2)      to Company(1)(3)
                                            ---------------     -------------     ----------------
Per Notes...................................   99.985%               .50%             99.485%
Total.......................................$199,970,000.00     $1,000,000.00      $198,970,000.00

-----------

(1) Settling flat with no accrued interest.
(2) The Company has agreed to
    indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.
(3) Before deducting other expenses payable by the Company estimated to be $100,000.


                                ---------------

The Notes offered hereby are offered by the several Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that the Notes will be ready for delivery in New York, on or about January 21, 1999, against payment therefor in immediately available funds.


CREDIT SUISSE FIRST BOSTON

                             CHASE SECURITIES INC.
                                                             MERRILL LYNCH & CO.


                                ---------------

                                USE OF PROCEEDS

The proceeds from the issuance of the Note to which this Pricing Supplement relates will be used to finance Popular North America, Inc. subsidiaries and for the repayment of outstanding borrowings.

                                ADDITIONAL TERMS

Popular North America, Inc. may, from time to time and without the consent of the holders of these Notes, create and issue additional Notes having the same interest rate, maturity date and other terms as these Notes (other than the Original Issue Date and initial Interest Payment Date).

                                  UNDERWRITING

Subject to the terms and conditions set forth in a terms agreement (the "Terms Agreement") among Popular North America, Inc., (the "Company") Credit Suisse First Boston Corporation, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Chase Securities Inc. (the "Underwriters"), the Company has agreed to sell to the Underwriters, and the Underwriters have severally agreed to purchase, the respective principal amount of Notes set forth after their names below. The Terms Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will be obligated to purchase all of the Notes if any are purchased.

               Underwriter                               Principal Amount

Credit Suisse First Boston Corporation.....................$104,000,000
Chase Securities Inc.......................................$ 48,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated.........$ 48,000,000
                                                           ------------
        Total..............................................$200,000,000
                                                           ============

     The Underwriters have advised the Company that they propose initially to offer the Notes to the public at the public offering set forth on the cover page of this Pricing Supplement, and to certain dealers at such price less a concession not in excess of .30% of the principal amount. The Underwriters may allow, and such dealers may reallow, a discount not in excess of .25% of the principal amount of the Notes to certain other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

The Underwriters and certain of their affiliates and associates are customers of, including borrowers from, engage in transactions with, and/or perform services for, the Company and its subsidiaries, in the ordinary course of business. Also, in the ordinary course of their respective businesses, affiliates of the Underwriters engage, and may in the future engage, in commercial banking and investment banking transactions with the Company and its subsidiaries. Credit Suisse First Boston Corporation and Merrill Lynch & Co. have performed investment banking services for the Company in the last five years and have received fees in connection therewith. Chase Securities Inc. was named selling agent effective May 22, 1997.